Exhibit 9(c)

                                   SHAREHOLDER
                               SERVICES AGREEMENT

      This Agreement, made as of the 1st day of June, 1990, between SCUDDER FUNDS TRUST (the "Fund") an open-end Investment company which is registered under the Investment Company Act of 1940, as amended, ("1940 Act"), and CHARLES SCHWAB & CO., INC. ("Schwab"), a corporation organized under the laws of California which is a Securities and Exchange Commission licensed transfer agent which has its principal place of business at 101 Montgomery Street, San Francisco, California 94104.

      WHEREAS, Schwab has established the Charles Schwab & Co., Inc. Defined Contribution Prototype Plan (the "Prototype Plan") pursuant to which employers may establish or amend employee benefit plans and their related Trusts ("Trusts"), and Schwab will offer to provide record keeping and trustee services with respect to participants in Prototype Plans; and

      WHEREAS, participants in Prototype Plans may direct that all or a portion of their accounts may be Invested in shares of the Fund; and

      WHEREAS, the Fund desires that Schwab perform certain services for it; and

      WHEREAS, the performance of such services by Schwab will benefit the Fund and those participants in Prototype Plans who have directed that all or a portion of their accounts be invested in shares of the Fund; and

      WHEREAS, Schwab is willing to perform such services on the terms and conditions set forth in this Agreement.

      NOW THEREFORE, In consideration of mutual promises set forth below, the parties agree as follows:

1. Omnibus Account. The Fund will cause to be maintained on its shareholder records a single account in the name of Schwab, which account shall Include all shares of the Fund held by "Trust Client Shareholders", as defined below, for the benefit of participants in the Prototype Plans.


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2.    Trust Client Shareholders. Trusts which are related to Prototype Plans and which acquire an interest in the Fund shall herein be referred to as Schwab's "Trust Client Shareholders."

3. Services. Schwab will perform for the Fund the shareholder services set forth in Exhibit A hereto. Schwab also agrees to perform for the Fund such special services incidental to the performance of the services set forth herein as agreed to by the parties from time to time. Schwab will perform such additional services as are provided on an amendment to Exhibit A hereof, in consideration of the fees set forth in Section 7 below.

4. Agents of Schwab. Upon 60 days prior written notice to the Fund, unless waived by the Fund, Schwab may, in its discretion, appoint in writing other parties qualified to perform shareholder services to carry out some or all of its responsibilities under this Agreement.

5. Compliance With Law. The Fund assumes full responsibility for the preparation and contents of each prospectus, annual report or proxy statement of the Fund and for compliance thereof with all applicable requirements of the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and any other laws, rules and regulations of governmental authorities having jurisdiction. Schwab will comply with all regulatory requirements applicable to it with respect to transmitting orders to purchase or redeem Fund shares.

6. Mailing of Materials and Tabulation of Proxies. Subject to Section 5 hereof, the Fund specifically agrees that Schwab may designate a party for the purpose of mailing the materials described in Section 5 hereof on behalf of the Fund to Schwab's Trust Client Shareholders and for tabulation of returned proxy ballots, with the Fund bearing the reasonable costs of postage and mail house handling. Within a reasonable period prior to the record date, the Fund shall contact such designated party to establish the procedures for such mailing and tabulation of all returned proxy ballots.

7. Fee. For the services provided under this Agreement, the Fund will compute and pay Schwab a monthly fee as follows:

      $1.50 per month per participant account in each Trust Client Shareholder. The fee shall be charged only for participant accounts which held shares in the Fund during the month.


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      Schwab, through the recordkeeper for adopters of the Prototype Plan, will provide the Fund with a monthly accounting of the assets and the number of participants accounts on whose behalf Schwab's Trust Client Shareholders have invested in Fund Shares. Such accounting shall be for the purpose of computing the fee to be paid Schwab. Each month's fee shall be determined independently of every other month's fee, and shall be paid to Schwab monthly.

8. Nonexclusivity. The services furnished to the Fund by Schwab under this agreement are not to be deemed exclusive and Schwab shall be free to furnish similar services to other investment companies registered under the 1940 Act so long as its services under this Agreement are not impaired thereby. Nothing under this Agreement shall limit or restrict the right of any employee, officer or director of Schwab to engage in any other business or to devote his or her time and attention in part of the management or other aspects of any other business, whether of a similar or dissimilar nature.

9. Proprietary Information. The Fund agrees that neither it nor its representatives or agents will use or distribute the names of Schwab's Trust Client Shareholders that it may obtain by reason of the relationship with Schwab under this Agreement.

10. Schwab's Reliance on Records and Instructions. Schwab may rely on any written records or instructions provided to it by the Fund.

11. Uncontrollable Events. Schwab assumes no responsibility hereunder, and will not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

12. Standard of Care. Schwab will use its best efforts to ensure the accuracy of all services performed under this Agreement, but will not be liable to the Fund for any action taken or omitted by Schwab in the absence of bad faith, willful misconduct or negligence. Schwab shall not be liable for any losses to the Fund caused by the Fund but shall use reasonable efforts to recover losses to the Fund


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13.   Reports. Schwab will furnish to the Fund and to the Fund's properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Fund in writing, such reports at such times as are reasonably agreed upon by the Fund and Schwab.

14. Rights of Ownership. All computer programs and procedures developed by Schwab to perform services required to be provided by Schwab under this Agreement are the property of Schwab, except such programs and procedures developed by the Fund or Scudder, Stevens & Clark, Inc. and its affiliates.

15. Assignment. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section shall not limit or in any way affect Schwab's right to appoint an agent pursuant to Section 4 hereof.

16. Terms. This Agreement may be terminated by either party upon sixty (60) days written notice mailed to the Fund at: c/o D.M. Cronin, Scudder Fund Distributors Inc., 175 Federal Street, Boston, MA 02110 and to Schwab at 101 Montgomery Street, San Francisco, California 94101, Attention: General Counsel.

17. If the Fund is a Massachusetts Business trust the obligations of the Fund under this agreement are not binding upon any of the Trustees, officers, agents or shareholders of the Fund individually, but bind only the trust estate of the Fund, and all persons dealing with the Fund must look solely to the Fund property for the enforcement of any claims against the Fund. Furthermore, the parties hereto acknowledge that the Fund may be an investment company whose assets may be allocated to two or more series. In such a case, Schwab agrees to seek satisfaction of all obligations hereunder solely out of the assets of the series on whose behalf the transaction giving rise to the obligation was entered into.

18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers as of the date and year first above written.


      CHARLES SCHWAB & CO., INC.

      Date: June 4, 1990                       By: /s/ David Krimm
                                                  --------------------------
                                                  David Krimm

                                                  Vice President
                                               -----------------------------
                                                  (Typed Name)

      SCUDDER FUNDS TRUST


      Dated: 6/1/90                            By: /s/ David S. Lee
                                                  --------------------------

                                                     David S. Lee
                                               -----------------------------
                                                     (Typed Name)


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                                    EXHIBIT A

                              SHAREHOLDER SERVICES


I.    Record Maintenance.

      Schwab will provide full maintenance of all shareholder records for each Trust Client Shareholder account in the Fund. Such records will include:

      A.    Share balance;

      B. Account transaction history, including dividends and other distributions paid and the date and price for all transactions;

      C. Name and address of the record shareholder, including zip codes and tax identification numbers but will not include responsibility for obtaining certified tax identification numbers or impending back-up withholding;

      D.    Records of distributions and dividend payments;

      E.    Transfer records; and

      F.    Overall control records.

II.   Controls

      A. Schwab shall maintain all balance controls daily and produce monthly summaries of the Trust Client Shareholder accounts expressed In:

            1.    shares; and

            2.    dollar amounts.

III.  Special Services Included.

      A. Prepare envelopes/labels and mail proxy statements; tabulate votes from returned ballots.

      B. Mail Fund reports and prospectuses and Statements of Additional Information.


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